EXHIBIT 99.1

First Advantage Bancorp Reports Second Quarter 2009 Results

CLARKSVILLE, Tenn., Aug. 11, 2009 (GLOBE NEWSWIRE) -- First Advantage Bancorp (the "Company") (Nasdaq:FABK), the holding company for First Federal Savings Bank (the "Bank"), today announced its results of operations for the three and six months ended June 30, 2009. The Company's net income for the three months ended June 30, 2009, was $141,000 compared to $549,000 for the same period in 2008. For the six months ended June 30, 2009 net income was $310,000 compared to a net income of $1.1 million for the six months ended June 30, 2008.

Basic and diluted earnings per share for the three months ended June 30, 2009 amounted to $0.03 compared to $0.11 for both basic and diluted earnings per share for the three months ended June 30, 2008. Basic and diluted earnings per share for the six months ended June 30, 2009 amounted to $0.07 compared to $0.24 earnings per basic share and $0.23 earnings per diluted share for the six months ended June 30, 2008.

"While the economic environment remains challenging, the Bank has continued to grow steadily and prudently, with loans growing at an annualized rate of 11.5% over the first six months of the year, and deposits growing at 23.1% on an annualized basis. During the second quarter, we also began repurchasing shares of our common stock on the open market, accumulating 65,350 shares through June 30, 2009, out of the 263,234 shares authorized for repurchase by the Board of Directors in December 2008. The Board also recently declared a quarterly cash dividend of $0.05 per share for shareholders of record as of July 29, 2009," said Earl O. Bradley, III, Chief Executive Officer of the Company. "Our earnings were less this year than last due to some non-recurring income items we realized in 2008, a lower net interest margin, and higher operating expenses in 2009. Earnings for the first six months of 2008 included a gain on the sale of our previous headquarters building and the reversal of a tax reserve totaling $251,000. During 2009, our net interest margin has been negatively impacted primarily by our investment portfolio where we experienced calls of higher yielding agency securities and increased pre-payments on our mortgage-backed investments. It is important to note that we have been able to maintain our loan yield at virtually the same level as 2008 without compromising our prudent underwriting standards. Operating expenses were negatively impacted by industry-wide FDIC deposit insurance rate increases and the special assessment, as well as higher personnel costs related to implementation of the Company's 2008 Equity Incentive Plan."

Mr. Bradley continued, "While our earnings have been less than we would like, management is focused on disciplined deposit gathering and lending practices and maintaining high asset quality, which will position the Company to capitalize on potential opportunities once the economy begins to improve. Our deposit growth has been organic, with no brokered deposits, and our asset quality remains strong, with net charge-offs, classified assets and non-performing loans all at relatively low levels. The Bank is committed to continuing to lend to qualified borrowers in our marketplace."

Balance Sheet Review - Annualized

Total assets increased $11.9 million to $350.3 million reflecting annualized growth of 7.1% during the six months ended June 30, 2009. Total loans increased $10.2 million to $188.8 million as of June 30, 2009 reflecting annualized growth of 11.5% during the first six months of 2009. Total deposits increased $21.4 million to $208.2 million as of June 30, 2009, resulting in an annualized growth rate of 23.1% during the six months ended June 30, 2009. Total shareholders' equity decreased $507,000 to $69.8 million reflecting an annualized reduction of 1.5% during the six months ended June 30, 2009.

Results of Operations - Three Months Ended June 30, 2009 and 2008

Net interest income decreased $199,000, or 7.2%, to $2.6 million for the three months ended June 30, 2009 compared to the three months ended June 30, 2008, due primarily to reduced investment income caused by lower balances and yields resulting from calls of higher yielding agency investments and increased prepayments in higher yielding mortgage backed investments. The net interest margin was 3.29% for the three months ended June 30, 2009 compared to 3.69% for the three months ended June 30, 2008.

Total non-interest income increased $224,000, or 40.5%, to $777,000 for the three months ended June 30, 2009 compared to $553,000 for the three months ended June 30, 2008. The increase in non-interest income was due primarily to an increase of $272,000 in net gains on loan sales resulting from secondary mortgage loan originations.

Total non-interest expense increased $458,000, or 18.2% to $3.0 million for the three months ended June 30, 2009 as compared to the same period in 2008. The increase in non-interest expense was primarily due to two factors. FDIC insurance costs increased by $167,000 due to higher deposit insurance premiums for 2009 related to an industry-wide increase in assessment rates and a one-time special assessment as of June 30, 2009. Additionally, the Bank incurred expenses of $169,000 for stock awards for employees and directors related to the Company's 2008 Equity Incentive Plan.

Results of Operations - Six Months Ended June 30, 2009 and 2008

Net interest income was flat for the six months ended June 30, 2009 compared to the six months ended June 30, 2008. The net interest margin was 3.33% for the six months ended June 30, 2009 compared to a net interest margin of 3.72% for the six months ended June 30, 3008.

Non-interest income was relatively flat for the six months ended June 30, 2009 compared to the corresponding period in 2008. Net gains on mortgage loan sales increased $371,000 during the first half of 2009 compared to the first half of 2008. However, a non-recurring realized gain on the sale of other assets held-for-sale of $283,000 related to the sale of the Bank's former main office during the first quarter of 2008 caused total non-interest income to be virtually flat when compared to the year-to-date total for 2009.

Total non-interest expense increased $711,000, or 14.0%, to $5.8 million for the six months ended June 30, 2009 as compared to the same period in 2008. The increase in non-interest expense was primarily due to increases in FDIC insurance premiums and costs related to stock awards. FDIC insurance costs increased by $297,000 due to higher deposit insurance premiums for 2009 related to an industry-wide increase in assessment rates and a one-time special assessment as of June 30, 2009. Additionally, the Bank incurred expenses of $338,000 for stock awards for employees and directors related to the Company's 2008 Equity Incentive Plan.

The provision for income taxes for the six months ended June 30, 2009 was $155,000, an increase of $140,000 compared to the six months ended June 30, 2008. Management reduced its tax reserves $39,000 and $251,000, respectively, for the six month periods ending June 30, 2009 and June 30, 2008.

About First Advantage Bancorp

Founded in 1953, First Federal Savings Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee. The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee which is approximately 40 miles northwest of Nashville near the Kentucky border. First Federal Savings Bank offers a full range of retail and commercial financial services. The Bank's website address is www.firstfederalsb.com. First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol "FABK."

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings Bank's market area, changes in real estate market values in First Federal Savings Bank's market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

                        FIRST ADVANTAGE BANCORP
                        SELECTED FINANCIAL DATA
        (Unaudited-Dollars in thousands, except per share data)

                                                              Twelve
                                                              Months
                     Three Months Ended    Six Months Ended    Ended
                          June 30             June 30         Dec. 31,
                     ------------------- ------------------- ---------
SELECTED FINANCIAL      2009      2008      2009      2008      2008
 CONDITION DATA:

 END OF PERIOD
  BALANCES
   Assets                                $ 350,285 $ 330,673 $ 338,404
   Available-
    for-sale
    Securities,
    at fair value                          117,221   153,149   129,076
   Loans, gross                            188,750   155,134   178,587
   Allowance for
    Loan Losses                              2,481     1,860     2,175
   Deposits                                208,208   165,715   186,807
   FHLB Advances
    and Other
    Borrowings                              69,794    83,387    78,597
   Common
    Shareholders'
    Equity                                  69,754    78,809    70,261

 AVERAGE
  BALANCES
   Assets            $ 337,363 $ 314,898 $ 336,980 $ 292,988 $ 311,336
   Earning
    Assets             314,771   302,875   314,026   280,431   296,380
   Investment
    securities         119,399   148,704   123,693   135,526   136,458
   Other
    investments         12,466     7,757    10,299     8,853     8,095
   Loans, gross        182,906   146,414   180,034   136,052   151,827
   Deposits            202,778   163,029   197,533   164,395   168,940
   FHLB Advances
    and Other
    Borrowings          63,327    69,323    67,512    45,738    63,516
   Common
    Shareholders'
    Equity              68,930    80,187    69,559    80,026    76,000

 SELECTED
  OPERATING
  RESULTS:
   Interest and
    Dividend
    Income           $   4,212 $   4,381 $   8,502 $   8,221 $  17,285
   Interest
    Expense              1,629     1,599     3,319     3,036     6,602
                     --------- --------- --------- --------- ---------
   Net Interest
    Income               2,583     2,782     5,183     5,185    10,683
   Provision
    for Loan
    Losses                 159        80       327       357       685
                     --------- --------- --------- --------- ---------
   Net Interest
    Income After
    Provision for
    Loan Losses          2,424     2,702     4,856     4,828     9,998
   Noninterest
    Income                 777       553     1,385     1,390   (13,796)
   Noninterest
    Expense              2,971     2,513     5,776     5,065    10,145
                     --------- --------- --------- --------- ---------
   Income (Loss)
    Before Income
    Tax Expense
    (Benefit)              230       742       465     1,153   (13,943)
   Income Tax
    Expense
    (Benefit)               89       193       155        15    (5,848)
                     --------- --------- --------- --------- ---------
   Net Income
    (Loss)           $     141 $     549 $     310 $   1,138 $  (8,095)
                     ========= ========= ========= ========= =========
   Basic Net
    Income Per
    Common Share     $    0.03      0.11      0.07      0.24     (1.73)
   Diluted Net
    Income per
    Common Share          0.03      0.11      0.07      0.23     (1.73)
   Dividends paid
    per common
    share                 0.05       N/A      0.10       N/A      0.05
   Book Value Per
    Common Share
    - Basic                                  15.82     16.48     15.47
   Common Shares
    Outstanding      4,409,412 4,781,196 4,409,412 4,781,196 4,541,514
   Basic
    Weighted
    Average
    Common
    Shares
    Outstanding      4,520,674 4,774,267 4,531,018 4,768,323 4,691,863
   Diluted
    Weighted
    Average
    Common
    Shares
    Outstanding      4,577,458 4,871,511 4,591,225 4,868,908 4,691,863
 SELECTED ASSET
  QUALITY
   Net Charge
    -offs            $       7 $       7 $      22 $       7 $      20
   Classified
    Assets                                   2,258     2,099     2,102
   Nonperforming
    Loans                                      808       795       830
   Nonperforming
    Assets                                     868       795       830
   Total
    nonperforming
    loans to
    total
    loans                                     0.43%     0.52      0.46%
   Total
    nonperforming
    loans to
    total
    assets                                    0.25%     0.24      0.25
   Total
    nonperforming
    assets to
    total assets                              0.23%     0.24      0.25

 SELECTED RATIOS
  (quarterly and
  year-to-date
  rates
  annualized)
   Return on
    Average
    Assets                0.17%     0.70%     0.19%     0.78%   (2.60)%
   Return on
    Average
    Common
    Shareholders'
    Equity                0.82      2.75      0.90      2.86    (10.65)
   Average
    Common
    Shareholders'
    Equity to
    Average
    Assets               20.43     25.46     20.64     27.31     24.41
   Net Interest
    Margin                3.29      3.69      3.33      3.72      3.60

CONTACT:  First Advantage Bancorp
          Earl O. Bradley, III
            931-552-6176
          Patrick C. Greenwell
            931-552-6176